Investor Contact:	Exhibit 99.1
Stephen J. Mock
Media Contact:
Peter Wolf
Par Pharmaceutical Companies, Inc.
(201) 802-4000
PAR PHARMACEUTICAL PROVIDES SUMMARY OF ANALYST/INVESTOR DAY
Announces Expansion of Share Repurchase Program
Launches Strativa, Proprietary Division of Par Pharmaceutical, Inc.
Expects First Six Months of 2007 Fully-Diluted EPS of $1.09 to $1.15, or, Excluding
Certain Items, Adjusted EPS of $0.91 to $0.97
Expects 2007 Fully-Diluted EPS of $0.95 to $1.10, or,
Excluding Certain Items, Adjusted EPS of $1.05 to $1.20
Woodcliff Lake, N.J., September 28, 2007 — Par Pharmaceutical Companies, Inc. (NYSE: PRX) provided a summary of the Analyst/Investor Day it hosted today in New York. The attendees heard presentations from senior members of Par’s management team including, Patrick G. LePore, Chairman, Chief Executive Officer and President, Gerard A. Martino, Executive Vice President and Chief Operating Officer, Paul Campanelli, Executive Vice President and President, Generics Division, and John A. MacPhee, Executive Vice President and President, Branded Products Division.
The company also announced today that its Board of Directors has approved an expansion of its share repurchase program allowing for the repurchase of up to $75 million of the company’s common stock, representing approximately 10% of its outstanding shares at today’s stock price.
“Today’s announced repurchase program demonstrates the Board’s confidence in Par’s long-term outlook,” said Mr. Patrick G. LePore, Chairman, Chief Executive Officer and President.
At today’s meeting, the company’s management team unveiled its refocused strategic direction for the entire business as well as its individual businesses — generics and proprietary. They discussed the company’s transformation into a longer term, more sustainable company with a foundation built on a strong, committed management team, operational excellence, strategic focus and proven execution.
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The company also reviewed some of the significant accomplishments it achieved over the last twelve months including:
•	Strengthened management structure

•	Refocused investments in R&D

•	8 potential first-to-file ANDA submissions

•	Terminated certain non-core assets

•	9 generic product launches

•	Megace ES® sales annualizing at over $75 million

•	In-licensed 3 supportive care branded products

•	Strengthened processes and controls

•	Filed restatement and 2006 10K
The company also introduced the name under which its proprietary business will be operating — Strativa Pharmaceuticals, a division of Par Pharmaceutical, Inc.
“We are establishing a new identity as Strativa because we consider it vitally important for our proprietary division to have a unique and recognizable identity in the marketplace — to healthcare providers and payers, as well as potential partners,” said Mr. John A. MacPhee, Executive Vice President and President, Strativa Pharmaceuticals.
With its initial therapeutic focus in supportive care, including oncology and AIDS, Strativa’s goal is to achieve annualized sales of $250 million by the end of 2010.
Par also reported on the progress it has made with its financial reporting. The company noted that it is working diligently to complete its 2007 quarterly results for the first and second quarters and look forward to becoming a current filer by the end of the year.
For the first six months of 2007, Par expects to report total revenues of approximately $390 to $395 million and net income of $38 to $40 million, or $1.09 to $1.15 per diluted share. After adjusting for certain items, including net asset and investment gains, a milestone payment and severance costs, earnings per share are expected to be $0.91 to $0.97.
In providing an outlook for 2007, the company noted that net sales of several of its products will be impacted by competitive pressures during the second half of the year. These products include fluticasone nasal spray, propranolol extended release tablets, cabergoline and royalties from sales of ondansetron orally disintegrating tablets. As a result, total revenues for 2007 are expected to range from $730 to $765 million and the company expects to report fully-diluted earnings per share of $0.95 to $1.10. After adjusting for certain items, including net asset and investment gains, milestone payments and severance costs, earnings per share are expected to be $1.05 to $1.20.
“We are very confident in our strategy and our accomplishments to date speak for themselves,” said Mr. LePore. “The processes we have put in place and the businesses we are pursuing will continue to drive long-term growth and profitability for our company and our investors. Through strategic focus and continued execution, we will deliver long-term value for our shareholders.”
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Webcast Replay Information
Interested parties may access the September 28, 2007 Analyst/Investor Day presentation and webcast replay at http://www.parpharm.com.
About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.
Safe Harbor Statement
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to risks and uncertainties, including the extent and impact of litigation arising out of the accounting issues described in the company’s filings with the Securities and Exchange Commission (SEC), the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against the company, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the company’s filings with the SEC, such as the company’s reports on Form 10-K, Form 10-Q and Form 8-K, and amendments thereto. Any forward-looking statements included in this press release are made as of the date hereof only, based on information available to the company as of the date hereof, and, subject to any applicable law to the contrary, the company assumes no obligation to update any forward-looking statements.
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